EXHIBIT 10.1

ASSET SWAP AGREEMENT

This Agreement, dated as of August 1, 2014 ("Agreement"),

AMONG:

Renegade Engine Company Pty Ltd
of 5/142 Siganto Drive, Helensvale Qld, Australia 4212
("Renegade")

AND:

Stuart William Campbell
of 6/10 Bath Street, Labrador, Qld, Australia 4215
("Campbell")

WHEREAS:

A.	Renegade has determined that the transactions contemplated by this Agreement, on the terms and conditions of this Agreement, would be advantageous and beneficial to Renegade.

B.	Campbell has determined that the transactions contemplated by this Agreement, on the terms and conditions of this Agreement, would be advantageous and beneficial to Campbell.

C.
The parties hereto desire to consummate the transactions contemplated herein, pursuant to which (a) Campbell will transfer to Renegade 3 utility vehicles, and (b) Renegade will transfer to Campbell one stock motorcycle.

NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, it is agreed by and between the parties hereto as follows.

EXCHANGE OF ASSETS

1.1 Asset Swap. Subject to the terms and conditions of this Agreement, at the Closing, Campbell agrees to transfer to Renegade the 3 utility vehicles and Renegade agrees to transfer to Campbell the stock motorcycle.

1.2 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place as promptly as possible but no later than August 1, 2014, or at such other time as shall be mutually agreed upon by Renegade and Campbell (the "Closing Date").

(b) Subject to the conditions set forth in this Agreement, the parties agree to consummate the following transactions at the Closing:

(i) Renegade shall assign and transfer title of 6T9M32AAACOAABO31 motorcycle vehicle identification number, by physically delivering to Campbell the motorcycle being sold, statutory vehicle documents duly endorsed sufficient to validly transfer title of the motorcycle to Campbell.

(ii) Campbell shall assign and transfer title to Queensland registered vehicles 090 JTM, 335 LJF and 120 TNC. by physically delivering to Renegade the 3 vehicles being sold, statutory vehicle documents duly endorsed sufficient to validly transfer title of the vehicles to Renegade.

CONDITIONS PRECEDENT; RELATED COVENANTS

2.1 Closing Efforts. Each of the parties hereto shall use its commercially reasonable efforts ("Reasonable Efforts") to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using Reasonable Efforts to ensure that (i) such party’s representations and warranties remain true and correct in all material respects through the Closing Date, and (ii) the conditions to the obligations of the other parties to consummate the transaction are satisfied.

TERMINATION

3.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the written consent of each party hereto. If this Agreement is terminated under the provision of this paragraph, no party hereto or, its directors or officers or other controlling persons shall have any liability or further obligation to any other party hereto pursuant to this Agreement.

GENERAL PROVISIONS; OTHER AGREEMENTS

4.1 Press Releases. Other than any required filings under applicable securities law, none of the parties hereto will, without first obtaining the approval of the other, make any public announcement, directly or indirectly, regarding this Agreement, nor the nature of the transaction contemplated by this Agreement, to any person except as required by law or regulatory bodies and other than to the respective principals or other representatives of the parties, each of whom shall be similarly bound by such confidentiality obligations. If any such press release or public announcement is so required by either party (except in the case of any disclosure required under applicable securities law), the disclosing party shall consult with the other parties prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to each of the parties.

4.2 Expenses. Regardless of whether the transactions contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs and expenses.

4.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Queensland and the laws of Australia applicable therein without regard to the conflicts of law provisions thereof.

4.5 Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

4.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date set forth above.

By:	/s/ Sonny Nugent
Sonny Nugent
Director
Renegade Engine Company Pty Ltd

By:	/s/ Stuart William Campbell
Stuart William Campbell